EXHIBIT 99.1



PROTOCALL TECHNOLOGIES DEVELOPS ROBUST ON-DEMAND CONTENT DELIVERY SYSTEMS. OUR SYSTEMS REDUCE INVENTORY CARRYING COSTS AND EXPAND PRODUCT AVAILABILITY BY ENABLING RETAILERS TO PRODUCE FULLY PACKAGED CD AND DVD PRODUCTS ON SITE AT THEIR STORES AND WEBSITE FULFILLMENT CENTERS.


TO THE SHAREHOLDERS OF PROTOCALL TECHNOLOGIES INCORPORATED:

On behalf of the directors of Protocall Technologies and our employees, I am pleased to report that 2004 was an extremely exciting year for Protocall, culminating in the successful completion of a $7.2 million private placement and concurrent reverse public offering that resulted in Protocall becoming a publicly-traded company.

Protocall Technologies develops robust on-demand content delivery systems. Our systems reduce inventory carrying costs and expand product availability by enabling retailers to produce fully packaged CD and DVD products on site at their stores and website fulfillment centers. Protocall's vision is to provide retailers and content owners with a previously unimaginable level of flexibility in how they can configure and bring to market a wide assortment of digital media products including software, music, movies, and audio books. Protocall is in the unique position of being at the forefront of what we see as an impending and profound evolutionary change in electronic product distribution.

EXCEPTIONAL CUSTOMERS
Recognition of Protocall's on-demand system is gaining momentum. In early 2004 we completed installation of our system at CompUSA stores in three major U.S. markets. We also completed an agreement with TigerDirect.com later in 2004 and began direct fulfillment of software orders from their Internet website using our on-demand system. Sales from both of these distinct customers continue an upward swing, particularly in the case of TigerDirect. Sales from CompUSA are affected by its large shelf offering. However, we are working on a number of new initiatives designed to increase CompUSA's overall volume and accelerate further installations. We are particularly pleased to report that in 2005, we entered into a pilot agreement with one of the country's most well respected retailers to begin piloting our system this year. We believe this agreement represents enormous opportunity for Protocall and expect to be able to provide further information as the program develops. In addition to our current customers, we are actively pursuing relationships with large mass-merchant and electronics retailers in order to complete coverage of the primary channels in our target market.

SOLID ORGANIZATION
As Protocall evolves into a larger organization serving major customers, an experienced and proven leadership team is critical. In 2004, we expanded our board of directors to include Richard L. Ritchie and Jed Schutz, both of whom have very successful backgrounds and bring a wealth of experience in finance and business development with large and small public companies. More recently, in 2005, Mark Benedikt joined the Protocall board of directors and concurrently serves as our Interim Chief Technology Officer. Mark is a Senior Engineer for Microsoft's Worldwide Operations Security Services and provides Protocall with a deep

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knowledge of industry trends and experience in building technology organizations.

Additionally, we expanded our senior management team in 2004 with Don Hoffmann, who joined Protocall as Vice President and Chief Operating Officer, and Syd Dufton, who came on board as Vice President of Sales and Channel Marketing. Don and Syd are both dynamic executives who bring extensive software industry experience to Protocall.

FINANCIAL RESULTS
Our financial results for 2004 reflect continued investment in Protocall's business activities, significant non-recurring expenses in connection with last year's reverse public offering, as well as ongoing expenses related to being a publicly-traded company. As a result of the reverse public offering, we substantially improved our balance sheet and positioned Protocall to provide maximum value to our shareholders. We remain focused on growing a highly profitable enterprise and work hard at minimizing operational costs while also maintaining the capabilities necessary to support multiple deployments with large customers.

POISED FOR GROWTH
Looking forward into 2005, we are excited at the multitude of opportunities that are available to Protocall. Our company has a world-class technology that is being recognized by some of the world's most prolific retailers. Protocall has the right technology at the right time.

We would like to thank our early investors for their belief in our vision and continued support. We also welcome our new shareholders to Protocall's exciting journey. Finally, we would like to extend our gratitude to our board of directors and employees for their diligent work and unwavering support.

Sincerely,

BRUCE NEWMAN
President & Chief Executive Officer